Exhibit 99.1

FORM OF INSTRUCTIONS FOR USE OF SEVCON, INC.
TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATES

PLEASE CONTACT BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., OUR INFORMATION AGENT, WITH ANY QUESTIONS AT (855) 793-5068.

The following instructions relate to a rights offering (the “Rights Offering”) by Sevcon, Inc., a Delaware corporation (the “Company”), to the holders of record (the “Shareholders”) of its common stock, par value $0.10 per share (the “Common Stock”), as described in the Company’s Prospectus dated [ ], 2014 (as it may be supplemented from time to time, the “Prospectus”). Shareholders as of 5:00 p.m., Eastern Daylight Time, on [ ], 2014 (the “Record Date”) are receiving transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Series A Convertible Preferred Stock (the “Preferred Shares”). The Rights are represented by Rights certificates (the “Subscription Rights Certificates”).

Each Shareholder will receive one Right for every share of Common Stock owned of record on the Record Date. Each Right allows the holder thereof to subscribe for [ ] Preferred Shares (the “Basic Subscription Right”) at the price of $[ ] per whole share (the “Subscription Price”).  Each Shareholder will be able to subscribe for at least one Preferred Share. Fractional shares will not be issued in the Rights Offering.

In addition, a Rights holder that timely and fully exercises its Basic Subscription Right will be eligible to subscribe (the “Over-Subscription Right”), at the same subscription price of $[ ] per whole share, for additional Preferred Shares if any Preferred Shares are not purchased by other Rights holders under their Basic Subscription Rights as of the Expiration Date (the “Unsubscribed Shares”).  If the over-subscription requests exceed the available Preferred Shares, we will allocate the Unsubscribed Shares as described in the Prospectus. See “The Rights Offering—Over-Subscription Right” in the Prospectus.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the Certificate to the Subscription Agent in the envelope provided in accordance with the procedures described below.

The Rights will expire, if not exercised, at 5:00 p.m., Eastern Daylight Time, on [ ], 2014 (the “Expiration Date”). The Expiration Date may be extended by the Board of Directors of the Company. After the Expiration Date, unexercised Rights will be void and of no value and will cease to be exercisable for Preferred Shares. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after 5:00 p.m., Eastern Daylight Time, on the Expiration Date, regardless of when the documents relating to such exercise were sent.

You will be required to submit payment in full for all of the Preferred Shares you wish to subscribe to purchase upon exercise of your Basic Subscription Right and your Over-Subscription Right to the Subscription Agent, Broadridge Corporate Issuer Solutions, Inc., no later than 5:00 p.m., Eastern Daylight Time, on the Expiration Date. Any excess subscription payment that you may pay to the Subscription Agent in the Rights Offering will be returned to you by the Subscription Agent, without interest or penalty, as soon as practicable following the completion of the Rights Offering.

Do not send the Subscription Rights Certificate or Notice of Guaranteed Delivery (as defined below) or payment to the Company. If you wish to participate in the Rights Offering, the Subscription Agent must receive your completed Subscription Rights Certificate or Notice of Guaranteed Delivery, with full payment of the total subscription amount, including final clearance of any uncertified personal checks, before 5:00 p.m., Eastern Daylight Time, on the Expiration Date. Once you have exercised your Rights, you cannot revoke the exercise of your Rights, subject to applicable law. If you do not exercise your Rights before the Expiration Date, they will expire and be void and of no value and will cease to be exercisable for Preferred Shares.

THE COMPLETED AND EXECUTED SUBSCRIPTION RIGHTS CERTIFICATE (OR NOTICE OF GUARANTEED DELIVERY) WITH FULL PAYMENT FOR ALL OF THE SHARES FOR WHICH YOU INTEND TO SUBSCRIBE BY EXERCISING THE BASIC SUBSCRIPTION RIGHT AND THE OVER-SUBSCRIPTION RIGHT, INCLUDING FINAL CLEARANCE OF ANY UNCERTIFIED PERSONAL CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M., EASTERN DAYLIGHT TIME, ON [ ], 2014, THE EXPIRATION DATE, UNLESS EXTENDED BY THE BOARD OF DIRECTORS OF THE COMPANY. ONCE A RECORD HOLDER HAS EXERCISED ANY RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED (EXCEPT AS REQUIRED BY LAW). SUBSCRIPTION RIGHTS THAT ARE NOT EXERCISED BEFORE 5:00 P.M., EASTERN DAYLIGHT TIME, ON THE EXPIRATION DATE WILL EXPIRE AND BE VOID AND OF NO VALUE.

1. Method of Exercising Subscription Rights.

Subject to applicable law, the exercise of Rights is irrevocable and may not be cancelled or modified. You may exercise your Rights as follows:

Subscription by  Record Holders. You may exercise your Basic Subscription Right and Over-Subscription Right, if any, by properly completing and executing the Subscription Rights Certificate, including any required signature guarantees, and forwarding it (or the Notice of Guaranteed Delivery), together with a completed and signed IRS Form W-9 and your full payment, to the Subscription Agent at the address given below. All such documents and payments must be received before the expiration of the Rights Offering.

Subscription by DTC Participants. We expect that the exercise of your Rights may be made through the facilities of the Depository Trust Company (“DTC”). If your Rights are held of record through DTC, you may exercise your Rights by instructing DTC, or having your broker, dealer, custodian bank or other nominee instruct DTC, to transfer your Rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of Rights you are exercising and the number of Preferred Shares for which you are subscribing under your Basic Subscription Right and your Over-Subscription Right, if any, and your full subscription payment.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of Common Stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a Subscription Rights Certificate. Instead, the Company will issue one Right to the nominee record holder for each share of Common Stock that you own on the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the Rights Offering and follow the instructions provided by your nominee. Your Rights will not be considered exercised unless the Subscription Agent receives from you, your broker, dealer, custodian bank, or other nominee, as the case may be, all of the required subscription documents (or Notice of Guaranteed Delivery) and your full subscription payment before the expiration of the Rights Offering.

Your payment of the Subscription Price must be made in U.S. dollars for the full number of Preferred Shares that you wish to acquire in the Rights Offering. The Subscription Agent will be deemed to receive payment upon:

•	receipt by Broadridge Corporate Issuer Solutions, Inc. of any certified or cashier’s check or bank draft drawn upon a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc.”;

•	receipt by Broadridge Corporate Issuer Solutions, Inc. of any postal, telegraphic or express money order payable to “Broadridge Corporate Issuer Solutions, Inc.”; or

•	receipt by Broadridge Corporate Issuer Solutions, Inc. of any wire transfer of immediately available funds directly to the account maintained by “Broadridge Corporate Issuer Solutions, Inc. as agent for Sevcon, Inc. Rights Offering”; at Bank Name: Wells Fargo; ABA #: 121000248; Account #: 4124218686.

If you wish to make payment by wire transfer, you must clearly indicate the identity of the subscriber and reference the account number listed on your Subscription Rights Certificate or Notice of Guaranteed Delivery.

If you elect to exercise your Rights, we urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that Broadridge Corporate Issuer Solutions, Inc. receives your funds before the Expiration Date. Any uncertified personal check used to pay for Preferred Shares must clear the appropriate financial institutions before 5:00 p.m., Eastern Daylight Time, on [ ], 2014. The clearinghouse may require five or more business days. Accordingly, if you wish to pay the subscription price by means of an uncertified personal check, you should make payment sufficiently in advance of the Expiration Date to ensure that the payment is received and clears by that date.

DO NOT SEND RIGHTS CERTIFICATES, NOTICES OF GUARANTEED DELIVERY OR PAYMENTS DIRECTLY TO THE COMPANY. We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed Subscription Rights Certificate (or Notice of Guaranteed Delivery) and payment of the full subscription amount.

The method of delivery of Subscription Rights Certificates and payment of the subscription amount to the Subscription Agent will be at the risk of the Rights holders. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment before the Expiration Date.

The address to which the completed Subscription Rights Certificate or Notice of Guaranteed Delivery and payments, other than wire transfers, must be mailed or delivered by overnight courier to the Subscription Agent is provided below:

By hand or overnight courier:

Broadridge Corporate Issuer Solutions, Inc.
Attn: Reorganization Department
51 Mercedes Way
Edgewood, NY 11717

By mail:

Broadridge Corporate Issuer Solutions, Inc.
Attn: Reorganization Department
P.O. Box 1317
Brentwood, NY 11717
Telephone: (855) 793-5068

Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

If you are unable to deliver a properly completed Subscription Rights Certificate to the Subscription Agent on or before the Expiration Date, you may provide a written Notice of Guaranteed Delivery, the form of which is enclosed, to be received by the Subscription Agent before 5:00 p.m., Eastern Daylight Time, on the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Subscription Rights Certificate and the number of Rights being exercised pursuant to the Basic Subscription Right and the number of additional shares being subscribed for pursuant to the Over-Subscription Right. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as your Subscription Rights Certificates at the address set forth above, or as otherwise provided in the Notice of Guaranteed Delivery. If this procedure is followed, the Subscription Agent must receive your Subscription Rights Certificate within three business days of the receipt of the Notice of Guaranteed Delivery.

When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request the bank or broker to exercise the Subscription Rights Certificate or Notice of Guaranteed Delivery on your behalf.

Brokers, dealers, custodian banks and other nominees who exercise the Basic Subscription Right and the Over-Subscription Right on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Right, as to the:

(1)	aggregate number of shares of Common Stock held by the beneficial owners of Rights on 5:00 p.m., Eastern Daylight Time, on the Record Date;

(2)	the aggregate number of Rights that have been exercised; and

(3)	the number of Preferred Shares that are being subscribed for pursuant to the Over-Subscription Right, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee is acting. If more Unsubscribed Shares are subscribed for pursuant to the Over-Subscription Right than are available for sale, the Unsubscribed Shares will be allocated pro rata among those exercising the Over-Subscription Right, as described in the Prospectus.

If the aggregate Subscription Price paid by you is insufficient to purchase the number of Preferred Shares subscribed for, or if no number of Preferred Shares to be purchased is specified, then you will be deemed to have exercised your Rights under the Basic Subscription Right to purchase Preferred Shares to the full extent of the payment tendered.

If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of Preferred Shares for which you have indicated an intention to subscribe, then the remaining amount will be returned to you by mail, without interest or deduction, promptly after the Expiration Date and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected.

2. Execution.

a.	Execution by Record Holder. The signature on the Subscription Rights Certificate or Notice of Guaranteed Delivery must correspond with the name of the Record Holder exactly as it appears on the face of the Subscription Rights Certificate or Notice of Guaranteed Delivery without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate or Notice of Guaranteed Delivery in a representative or other fiduciary capacity on behalf of a Record Holder must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act. Joint owners must all sign.

b.	Signature Guarantees. If you are neither a Record Holder (or signing in a representative or other fiduciary capacity on behalf of a Record Holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.

3. Issuance of Preferred Shares.

Promptly following the expiration of the Rights Offering and the valid exercise of Rights pursuant to the Basic Subscription Right and Over-Subscription Right, and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate or Notice of Guaranteed Delivery, as applicable, or, if you hold your shares in an account with a broker-dealer, custodian bank or other nominee or in book-entry form, such deliveries and payments will be in the form of a credit to your account, unless you provide instructions to the contrary in your Subscription Rights Certificate or Notice of Guaranteed Delivery, as applicable:

a.	Basic Subscription Right: The Subscription Agent will deliver to each exercising Rights holder a direct registration account statement for the number of Preferred Shares purchased pursuant to the Basic Subscription Right.

b.	Over-Subscription Right: The Subscription Agent will deliver to each Rights holder who validly exercises the Over-Subscription Right a direct registration account statement for Preferred Shares, if any, allocated to such Rights holder pursuant to the Over-Subscription Right.

c.	Excess Cash Payments: The Subscription Agent will mail to each Rights holder who exercises the Over-Subscription Right any excess amount, without interest or deduction, received in payment of the Subscription Price for Unsubscribed Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-Subscription Right.

4. Sale or Transfer of Rights.

The Rights will be transferable during the course of the subscription period, and we expect that the Rights will trade on the NASDAQ Capital Market under the symbol “[SEVR]” until 4:00 pm, Eastern Daylight Time, on [ ], 2014. As a result, you may transfer or sell your Rights if you do not want to purchase any Preferred Shares. However, the Rights are a new issue of securities with no prior trading market, and there can be no assurances that the Rights will trade on the NASDAQ Capital Market, that a market for the Rights will develop or, if a market does develop, of the prices at which the Rights will trade or whether such market will be sustainable throughout the period when the Rights are transferable.

If you receive your Rights through a broker, dealer, custodian bank or other nominee, and you wish to sell your Rights through that entity, you must deliver your order to sell to that entity such that it will be actually received before the deadline established by that entity. If you sell your Rights through your broker, dealer, custodian bank or other nominee, your sales proceeds will be the actual sales price of your Rights less any applicable commission, taxes or other fees.

If you are a Record Holder of a Subscription Rights Certificate you may take your Subscription Rights Certificate to a broker and request that broker to sell the Rights represented by the Subscription Rights Certificate. The broker will instruct you as to what is required to sell your Rights.

5. Commissions, Fees, and Expenses.

The Company is not charging any fee or sales commission to issue Rights to you or to issue Preferred Shares to you if you exercise your Rights. If you exercise your Rights through the Record Holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your Record Holder may charge you. The Company will pay all reasonable fees charged by Broadridge Corporate Issuer Solutions, Inc. as the Subscription Agent and Information Agent.

6. Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through the Depository Trust Company (the “DTC”), exercises of Rights may be effected by instructing the DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the number of shares held by beneficial owners on the Record Date, the aggregate number of Rights exercised and the number of Preferred Shares thereby subscribed for by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Preferred Share subscribed for. See the Company’s “Letter to Registered Holders of Common Shares” and the “Nominee Holder Certification.”

7. Determinations Regarding the Exercise of Your Rights.

The Company will resolve, in its sole discretion, all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. The Company’s determination will be final and binding. Once made, subscriptions and directions are irrevocable subject to applicable law, and the Company will not accept any alternative, conditional or contingent subscriptions or directions. The Company reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the Rights Offering expires, unless the Company waives them in its sole discretion. Neither the Company nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to the Company’s right to withdraw or cancel the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Subscription Rights Certificate and any other required documents and the full subscription payment. The Company’s interpretations of the terms and conditions of the Rights Offering will be final and binding.

8. Foreign Stockholders.

Except for stockholders with addresses in the United Kingdom, we will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold rights certificates for the account of such stockholders. To exercise subscription rights, our non-U.K. foreign stockholders must notify the Subscription Agent before 11:00 a.m., New York City time, at least three business days before the expiration of the rights offering and demonstrate to the satisfaction of the Subscription Agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such Shareholders. The deadlines for delivery of subscription materials and payment described above also apply. These procedures do not apply to beneficial owners of Common Stock that are located outside the United States who will receive Rights through a broker, dealer, custodian bank or other nominee that is located in the United States.

If you have any questions about the Rights Offering, require assistance regarding the method of exercising Rights or require additional copies of relevant documents, please contact the Information Agent, Broadridge Corporate Issuer Solutions, Inc., by calling (855) 793-5068 toll-free.